NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND FIRST HALF OF 2013

(LA JOLLA, CALIFORNIA) - August 9, 2013 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $454.2 million ($19.97 per share) at June 30, 2013, compared to $460.2 million ($20.24 per share) at March 31, 2013 and $473.2 million ($20.82 per share) at December 31, 2012. Reported book value per share attributable to PICO shareholders decreased by $0.85, or 4.1%, during the first half of 2013.

FIRST HALF SEGMENT RESULTS OF OPERATIONS

For the first six months of 2013, PICO reported a net loss of $22.7 million ($1.00 per share), compared to a net loss of $20.3 million ($0.89 per share) in the first six months of 2012. Our first half segment results of operations are (in thousands):

	2013	2012
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$25,032	$1,811
Real Estate Operations	39,930	5,413
Agribusiness Operations	84,479	9,684
Enterprise Software	9,247
Corporate	3,326	1,327
Total Revenue	$162,014	$18,235

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:

Water Resource and Water Storage Operations	$2,536	$(2,979)
Real Estate Operations	(2,470)	(3,756)
Agribusiness Operations	(18,475)	(3,054)
Enterprise Software	(2,709)
Corporate	(6,055)	(7,748)
Loss Before Taxes	$(27,173)	$(17,537)
Income tax benefit	898	1,073
Loss from discontinued operations, net of income taxes		(4,606)
Loss attributable to noncontrolling interests	3,590	741
Net Loss	$(22,685)	$(20,329)

SECOND QUARTER SEGMENT RESULTS OF OPERATIONS

For the second quarter of 2013, PICO reported a net loss of $7.7 million ($0.34 per share), compared to a net loss of $15.4 million ($0.68 per share) in the second quarter of 2012. Our second quarter segment results of operations are (in thousands):

	2013	2012
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$24,848	$355
Real Estate Operations	27,991	1,589
Agribusiness Operations	44,914	9,658
Enterprise Software	5,597
Corporate	1,857	948
Total Revenue	$105,207	$12,550

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:

Water Resource and Water Storage Operations	$4,677	$(1,817)
Real Estate Operations	(1,758)	(2,411)
Agribusiness Operations	(8,760)	(2,528)
Enterprise Software	(1,559)
Corporate	(2,213)	(3,848)
Loss Before Taxes	$(9,613)	$(10,604)
Income tax benefit (provision)	114	(125)
Loss from discontinued operations, net of income taxes		(5,224)
Loss attributable to noncontrolling interests	1,790	520
Net Loss	$(7,709)	$(15,433)

PICO’s President and Chief Executive Officer, John Hart, commented on developments in the Company’s Operating Segments in 2013 to date:

Real Estate Operations Segment

“Throughout the first six months of 2013, PICO owned 100% of UCP. In July, UCP, Inc. completed an Initial Public Offering, and the Class A shares of UCP now trade on the New York Stock Exchange under the ticker symbol “UCP.” Net proceeds raised in the offering were $108.1 million. Following the IPO, UCP is a stand-alone public company, in which PICO will own a 57.7% interest and will report a noncontrolling interest for the 42.3% owned by the public shareholders. From now on, UCP will be filing its own quarterly and annual reports with the SEC and reporting its own financial results.

“Over the first six months of 2013, UCP continued to selectively acquire real estate in its target markets with the objective of increasing its inventory of land to facilitate the construction and sale of new homes by its homebuilding subsidiary, Benchmark Communities, or development of the land and sale of lots to third party homebuilders. As of June 30, 2013, UCP owned or controlled 5,845 residential lots. The lot inventory had a carrying value of approximately $145.5 million on PICO's balance sheet as of June 30, 2013. Of the 5,845 lots UCP owned or controlled, 2,834 are located in the Central Valley of California, 1,587 in the Monterey Bay, California area, 494 in the South San Francisco Bay Area of California, and 930 in the Puget Sound market area of Seattle, Washington.

“UCP realized significant growth in revenue driven by a rebound in housing. For the first six months of 2013, UCP generated revenues of $39.5 million and gross margin of $9.9 million from the sale of 69 homes and 108 lots in California and Puget Sound, Washington, including revenues of $27.7 million and gross margin of $6.1 million from the sale of 57 homes and 54 lots during the second quarter.

“The IPO has provided adequate capital to allow UCP to capitalize on its well-timed land acquisitions and the current phase of the real estate cycle. The capital should provide for more growth than would have otherwise been possible, and the listing will provide PICO’s remaining ownership with a much more visible value.

Water Resource and Water Storage Segment

“During the second quarter of 2013, Vidler Water Company closed on a previously announced agreement to sell 1,021 acres of land and the related 3,063 acre-feet of groundwater in Arizona's Harquahala Valley to two golf courses for $10 million, which generated gross margin of $6.3 million.

“Also during the second quarter of 2013, Vidler closed on the sale of its two farm properties in Idaho for $13.7 million, which generated gross margin of $763,000. The sale of the Idaho farm properties releases capital for the PICO group to redeploy into other projects with higher, near term, expected returns.

“The segment result for the first half and second quarter of 2013 also includes a $993,000 impairment charge related to the Fish Springs water asset in Washoe County, Nevada. As part of the regular review of forecast future cash flows from our water resource assets, we revised the estimated timing of future sales of the Fish Springs water asset. In addition, the discount rate increased as a result of the recent rise in government bond interest rates. The aggregate effect was a decline in the estimated fair value of the Fish Springs water asset from $84.9 million to $83.9 million, or slightly over 1%, with the difference being recorded as an impairment charge.

“As previously announced, Lincoln County Water District and Vidler have entered into an option agreement to sell up to 7,240 acre-feet of water rights to be utilized by the planned Toquop Power Generation Plant in southern Lincoln County, Nevada, at a price of $12,000 per acre-foot. Toquop Power, which is planning a 1,100 megawatt natural gas-fired electricity generation plant, has until November 30, 2014 to exercise the option. If and when the option is exercised, the sale of the water rights is scheduled to close by December 31, 2014. The quantity of water which the plant will require is expected to be determined later this year.

“Vidler and Lincoln County have been working with a number of energy companies for almost 10 years to bring the project to fruition. Vidler has earned approximately $1.3 million in option income during the life of the project to date.

“The improvement in housing is resulting in increased activity at Vidler. With ever increasing population relative to decreasing supplies of water, we are confident that our water assets, which typically are the most economic and practical source of supply in their markets, will result in income over time that is significantly higher than our original carrying value.

Agribusiness Segment

“During the first half of 2013, Northstar Agri Industries sold $84.5 million of canola oil and canola meal, but generated a segment loss of $18.5 million. We continue to be negatively impacted by canola crush margins, which are at ten year lows industry-wide. This has largely been due to two successive below-forecast crops, combined with robust soy and palm oil production, which are alternatives to canola oil. These conditions put pressure on crush margins from our start-up in 2012, which has persisted into 2013 to date. The margin pressure could last until indications of the size and quality of the new season's crop are known over the summer and fall months. Margins stabilized in early June, and began to rise late in the second quarter, which contributed to the gross margin improving sequentially from negative $1.3 million in the first quarter of 2013 to negative $223,000 in the second quarter of 2013.

“Overall market conditions appear to have improved recently, following the timely completion of spring canola planting in Canada. This has provided the marketplace with some assurance that the extremely tight seed supply conditions which were experienced in the 2012-2013 season will be alleviated in the new 2013-2014 crop year.

Enterprise Software Segment

“PICO was an early investor in Spigit, Inc., which is a developer of enterprise innovation software. In the first six months of 2013, Spigit generated 16.8% revenue growth over the first six months of 2012.

During the first seven months of 2013, we completed a $10 million voting preferred stock investment in Spigit. As a consequence of this investment, we increased our ownership in Spigit from 27% to 73% today, and Spigit became a new segment in our financial statements, Enterprise Software.”

NET BOOK VALUE

The following table is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities (Net Book Value in millions):

SEGMENT	NET BOOK VALUE
	6/30/13	12/31/12	Change
Water Resource and Water Storage Operations	$204.4	$220.5	$(16.1)
Real Estate Operations	118	112.3	5.7
Agribusiness Operations	59.1	59.3	(0.2)
Enterprise Software	6.1		6.1
Corporate	66.6	81.1	(14.5)
Shareholders’ Equity	$454.2	$473.2	$(19.0)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;

•
a 57.7% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in Northern California and with a growing presence in attractive markets in the Puget Sound area of Washington State; and

•	an 88% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Colorado, and New Mexico.

As of June 30, 2013, UCP owned or controlled (via purchase or option contracts) 5,845 residential lots. Of the 5,845 owned or controlled lots, 2,834 are located in the Central Valley of California, 1,587 in the Monterey Bay, California area, 494 in the South San Francisco Bay Area of California, and 930 in the Puget Sound market area of Seattle, Washington.

Northstar Agri Industries is a new operation, which built and now operates a canola seed processing plant near Hallock, Minnesota. The plant commenced commercial production of canola oil and canola meal in August 2012. We provided $60 million of equity finance to acquire 88% of the operation and $30 million of preferred capital.

OTHER INFORMATION

At June 30, 2013, PICO Holdings, Inc. had a market capitalization of $476.7 million, and 22,745,079 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that, are not historical, including the expected results of our business segments, the timing of anticipated milestones or events, UCP's capital needs, growth and future financial reports, Vidler's income and ability to redeploy capital into projects with higher returns, seed supply conditions for Northstar Agri Industries over the next year, and related anticipated economic and market conditions are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil, the availability and pricing of canola seed and alternatives and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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